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                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

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                                Pacer Technology
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                               [PACER LETTERHEAD]

                                                                November 9, 1999

DEAR FELLOW SHAREHOLDERS:

     You will soon be receiving another letter from Tirman and his Committee, making misleading statements about his commitment to place the interests of our Shareholders first and spiteful and misleading accusations against your Board of Directors. Tirman's letter represents another attempt by him to divert your attention from his own dismal record, which demonstrates that he does not have the interests of you, the shareholders, at heart.

     As the saying goes: "Actions speak louder than words." Let us, therefore, compare Tirman's actions (or inaction) to his words:

WHAT TIRMAN CLAIMS:          Tirman claims that he will put the interests of the
shareholders first.

WHAT TIRMAN HAS DONE:        At the same time as he was making this claim,
                             Tirman offered to abandon his proxy contest, and you, the shareholders, if Pacer would pay him $2.00 per share in cash, a fact that he has never denied.

WHAT TIRMAN CLAIMS:          Tirman claims that he and his nominees have the
                             skills to improve the price of Pacer's shares. He also claims that he does not intend to replace your new management team; only CERTAIN members of management, who he refuses to identify.

WHAT TIRMAN HAS DONE:        Tirman is attempting to bring back the failed
                             management team of Munn and Bloom, and possibly also Cavazos, despite the fact that:

                             - Munn told the Board in February 1999 that he and
                               his management team could come up with NO IDEAS for improving the value of your shares.

                             - By Tirman's own admission, the Company's share
                               price declined by 11% while Munn, Bloom and Cavazos were the senior officers of Pacer.

                             - The Munn led management team recommended to the
                               Board that Pacer pay more than $15 million and borrow heavily to acquire Cook-Bates. The Board rejected that
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                               proposal and, as a result of its actions, Pacer
                               was ultimately able to acquire Cook Bates for $5.6 million, or one-third of what Munn and his failed management team wanted to pay for it.

                             - Since March of this year, Munn and Cavazos have
                               sold a total of more than 560,000 of their Pacer shares, which placed downward pressure on Pacer's share price.

WHAT TIRMAN CLAIMS:          Tirman claims that the Board of Directors has acted
                             in its own interests.

WHAT TIRMAN HAS DONE:        Tirman is willing to MISLEAD you about the true
                             facts because he is afraid that, if you were to know the truth, he would not be able to take control of your Company.

                             - The Swander Pace (SPC) Offer.  Although Tirman
                               criticizes the Board, Tirman advised the Board that the $1.95 offer was inadequate and that, with his connections, he could get Pacer's stock price up above $2.00. However, he made that statement nearly a year ago, and by his own admission, the stock price has not increased. Tirman also fails to tell you what else happened after Mr. Reynolds' August 26 letter:

                               - Pacer -- BY UNANIMOUS VOTE OF THE BOARD -- and
                                 SPC entered into an agreement in principle providing for ALL SHAREHOLDERS, INCLUDING ALL OF THE DIRECTORS, to receive the SAME AMOUNT for their shares: $2.15 per share in cash.

                               - IT WAS SPC, AND NOT PACER'S BOARD, THAT
                                 "DRAGGED ITS FEET." Although the agreement in principle was signed on September 23, 1998, SPC did not deliver the deal agreements to Pacer's attorneys, for their review, until November 16, 1998.

                               - Although we sent our comments on those
                                 agreements back to SPC within 1 week, on December 1, 1998 SPC unilaterally revoked its $2.15 offer, offering instead to pay $1.80 per share.

                             - Star Nails.  Although Tirman criticizes the Board
                               concerning its actions, he fails to tell you the following important facts:

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                               - At the time of the Star Nails proposal, the
                                 Board was having a particularly difficult time with the management team of Munn, Bloom and Cavazos, who did not share the Board's view of what needed to be done to improve Pacer's share value.

                               - The owner of Star Nails, one of Pacer's
                                 customers, informed us that he believed he could resolve Pacer's management problems and help get the stock price up; but that he was not prepared to step in unless he could acquire a substantial number of the existing shares in a relatively short period of time. Since we thought that his involvement might prove beneficial to Pacer and its shareholders, we asked Mr. Reynolds to send him a letter as to the number and the prices at which shares might be available for purchase.

                               - Contrary to what Tirman would have you believe,
                                 his rejection of the Cuccio proposal had nothing to do with protecting the interests of the shareholders. INSTEAD, TIRMAN TOLD US THAT HE WOULD SELL HIS SHARES TO CUCCIO, IF HE COULD GET A PRICE OF $2.25 PER SHARE FOR THEM.

                               - In the end, the Board decided that the solution
                                 to management's dismal performance was to replace them with a more competent and committed management team, which the Board did a few months later and Star Nails proposal was not pursued.

                             - Stock Options.  Tirman has failed to tell you
                               that the 1995 stock options were granted to replace expiring stock purchase warrants issued in exchange for the directors' personal guarantees that saved Pacer from bankruptcy; the exercise price of the options was 33% higher than the exercise price of the expiring stock purchase warrants that those options replaced.

WHAT TIRMAN CLAIMS:          Tirman claims to have the relationship skills
                             needed to serve as Chairman of the Board and improve Pacer's stock price.

WHAT TIRMAN HAS DONE:        Tirman made these same claims to the Board when he
                             convinced its members to appoint him to the Board in April 1999. However, it is difficult to understand what Tirman means by relationship skills, when:

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                             - He has NEVER made any effort to meet personally
                               with the management team or to personally attend a single Board meeting.

                             - He betrayed the trust of both the Board and
                               management by not being truthful when questioned about his reasons for requesting Pacer's shareholder list.

                             - Prior to his proxy contest, he never once had the
                               strength of conviction to express his purported concerns to the Board or to seek their cooperation to address those purported concerns. Instead, he withheld his true intentions in order to gain the advantage of surprise in his proxy contest.

WHAT TIRMAN CLAIMS:          Although Tirman claims that he does not intend to
                             sell off Pacer as a whole, Tirman wants to take credit for presenting to the Board a number of proposals involving sales of many of Pacer's businesses that will have essentially the same effect.

WHAT TIRMAN HAS DONE:        TIRMAN TALKS A LOT, BUT "TALK IS CHEAP." Although
                             Tirman has identified companies that might be interested in purchasing some of our operating divisions, TIRMAN HAS NEVER BROUGHT TO THE BOARD,
                             FOR ITS CONSIDERATION, A SINGLE SUBSTANTIVE
                             PROPOSAL FOR SUCH A PURCHASE. His statement about a
                             $10 million proposal for Cook Bates is also misleading. All that his efforts generated was a letter from the prospective buyer, addressed to Tirman, indicating an interest in such a purchase at a price range of $8 to $10 million. At the time, Tirman expressed his disappointment with these numbers to Mr. Reynolds and Tirman never presented this proposal to the Board.

     We agreed to appoint Tirman and Merriman to the Board of Directors because Tirman assured us that they were interested in working with us to improve Pacer's operating results and the price performance of our shares. Instead, Tirman's actions and the lack of any contributions made by him, cause us to believe that he never really intended to work with us or to make any significant contributions to Pacer. IN SHORT, WE BELIEVE HE BETRAYED OUR TRUST AND THE TRUST OF OUR MANAGEMENT TEAM AND THAT HIS PROXY CONTEXT, WHATEVER THE OUTCOME, WILL SERVE TO DAMAGE, RATHER THAN TO STRENGTHEN, YOUR COMPANY. AS A RESULT, IT IS IMPORTANT FOR EACH OF YOU TO ASK YOURSELVES: WILL HE ALSO BETRAY THE TRUST OF PACER'S SHAREHOLDERS, WITH WHOM HE HAS HAD LITTLE CONTACT AND WITH WHOM HE HAS LITTLE IN COMMON?

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     YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN. EACH
OF US URGES YOU TO MARK, SIGN, DATE AND RETURN THE WHITE PROXY CARD TO VOTE FOR ELECTION OF MESSRS. HATHAWAY, NIGHTINGALE, HOCKIN AND REYNOLDS.

     WE ALSO URGE YOU TO DISCARD, AND NOT TO SIGN, ANY PROXY CARD SENT TO YOU BY TIRMAN OR HIS COMMITTEE. IF YOU HAVE ALREADY DONE SO, YOU MAY REVOKE YOUR PROXY BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED PROXY FOR THE ANNUAL MEETING TO MACKENZIE PARTNERS, INC. OR TO THE SECRETARY OF PACER TECHNOLOGY OR BY VOTING IN PERSON AT THE ANNUAL MEETING. ONLY YOUR LATEST DATED PROXY WILL COUNT AT THE ANNUAL MEETING.

     IMPORTANT -- IF YOU VOTE TIRMAN'S GREEN PROXY CARD OR FAIL TO VOTE THE WHITE PROXY CARD, YOU WILL BE HELPING TIRMAN AND THE FAILED MANAGEMENT TEAM OF MUNN, BLOOM AND CAVAZOS, TAKE CONTROL OF PACER AND UNDERMINE THE MOMENTUM AND PROGRESS MADE BY OUR NEW MANAGEMENT TEAM. BY CONTRAST, IF YOU DO SIGN AND RETURN THE WHITE PROXY CARD, AT LEAST TWO OF TIRMAN'S NOMINEES WILL STILL BE ELECTED TO THE BOARD. AS A RESULT, VOTING THE WHITE PROXY CARD PROVIDES A REASONABLE COMPROMISE FOR THOSE OF YOU THAT MAY WANT TO SEND A MESSAGE TO THE BOARD AND AT THE SAME TIME ENCOURAGE YOUR NEW MANAGEMENT TEAM TO CONTINUE ITS NEW BUSINESS INITIATIVES.

     Thank you for your support and please feel free to contact any of us at
(800) 538-3091 if you have any questions or any suggestions. We look forward to seeing you at the Annual Meeting.

Sincerely,

W. T. Nightingale, III                                          Carl E. Hathaway

John G. Hockin, II                                             Larry K. Reynolds

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                                   IMPORTANT

     IF YOUR SHARES ARE HELD BY A BROKERAGE FIRM OR BANK, ONLY YOUR BROKER OR BANK CAN VOTE ON YOUR BEHALF. IF YOU DO NOT GIVE YOUR BROKER OR BANK SPECIFIC INSTRUCTIONS, YOUR SHARES WILL NOT BE VOTED AT THIS YEAR'S ANNUAL MEETING.

     PLEASE CONTACT YOUR BROKER OR BANK AND INSTRUCT THEN TO VOTE A WHITE PROXY TODAY ON YOUR BEHALF AS RECOMMENDED BY THE BOARD OF DIRECTORS.

     IF YOU HAVE SENT A GREEN PROXY CARD TO THE TIRMAN-LED PACER SHAREHOLDER COMMITTEE, YOU HAVE THE RIGHT TO REVOKE IT BY SIGNING, DATING AND MAILING THE ENCLOSED WHITE PROXY CARD OR BY INSTRUCTING YOUR BROKER OR BANK TO VOTE A WHITE PROXY TODAY ON YOUR BEHALF, AS RECOMMENDED BY THE BOARD OF DIRECTORS.

     IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE COMPLETING THE WHITE PROXY CARD OR CONTACTING YOUR BROKER, PLEASE CALL OUR SOLICITORS: MACKENZIE PARTNERS, INC., TOLL-FREE, AT 1-800-322-2885.

     Pacer is soliciting proxies for the election of W. T. Nightingale, III, Carl E. Hathaway, John G. Hockin II, and Larry K. Reynolds at the Annual Meeting of Shareholders to be held on November 16, 1999 and may solicit revocations of any proxies delivered to Tirman's Committee. Pacer and the following individuals may be deemed to be "participants" in this solicitation of proxies: W. T. Nightingale, III, Carl E. Hathaway, John G. Hockin II, Larry K. Reynolds, James
F. Gallagher, Roger R. Vanderlaan, Laurence Huff DeVere McGuffin and Amanda Searcy. As of September 27, 1999, those individuals beneficially owned, in the aggregate, 2,862,090 shares of Pacer Common Stock (inclusive of options to purchase shares of Common Stock that were exercisable as of that date or were to become exercisable within 60 days thereafter).

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